EXHIBIT 99.1

2929 Seventh Street, Suite 100
Berkeley, CA 94710

Contact:
Dynavax Technologies Corporation
Jane M. Green, PhD
Vice President, Corporate Communications
Phone (510) 665-4630
Email: jgreen@dvax.com

DYNAVAX ANNOUNCES FIRST QUARTER 2005
FINANCIAL RESULTS

BERKELEY, Calif – April 28, 2005 — Dynavax Technologies Corporation (Nasdaq: DVAX) today reported financial results for the first quarter 2005.

Revenue for the first quarter ended March 31, 2005 was $12.7 million compared to $3.2 million for the same period in 2004. In March 2005, Dynavax and UCB Farchim (UCB) ended their allergy collaboration and Dynavax regained full rights to its allergy program. Collaboration revenue for the first quarter 2005 reflects the ending of the UCB agreement and associated contractual terms. Included in first quarter 2005 collaboration revenue was a one-time non-cash amount of $7.0 million resulting from the accelerated recognition of an upfront payment the Company received from UCB when the collaboration was established in the first quarter of 2004. Revenue in the first quarter 2005 also included grants awarded by the National Institute of Allergy and Infectious Diseases and by the Alliance for Lupus Research.

Total operating expenses were $8.0 million for the first quarter 2005 compared to $7.2 million for the same period in 2004. The increase in operating expenses is primarily due to increased research and development activities as well as to increased headcount to expand the senior management team and to support overall operations.

Net income for the quarter ended March 31, 2005 was $5.1 million, or $0.20 per diluted share, compared to a net loss of $3.9 million, or $0.36 per diluted share for the same period in 2004. Net income per diluted share for the first quarter 2005 reflects the revenue recorded as a result of the conclusion of the collaboration with UCB.

As of March 31, 2005, cash, cash equivalents and marketable securities totaled $57.4 million compared to $65.8 million at December 31, 2004. The cash balance at March 31, 2005 does not include cash proceeds that Dynavax received from UCB in April 2005.

“We believe Dynavax accomplished key strategic goals in the first quarter of 2005 and made important progress in advancing the clinical development and commercial planning for our lead clinical programs in ragweed allergy and in hepatitis B prophylaxis,” said Dino Dina, MD, president and chief executive officer. “In 2005 we are focusing our resources and clinical activities mainly on these two lead programs, both of which have shown promising results.”

First Quarter 2005 Highlights

•	We reported positive results from an 18-patient Phase 1 trial of our AIC ragweed allergy immunotherapy. Combined with positive results in our earlier Phase 2 trials and the strong positive trends we saw in the top-line interim analysis of our ongoing Phase 2/3 trial, our optimism concerning the therapeutic potential of AIC continues to strengthen.

•	We have begun the second season booster phase of the current AIC Phase 2/3 trial, and we are also initiating a Phase 3 trial of AIC in ragweed allergic children. Planning is underway for the pivotal Phase 3 program, anticipated to begin in early 2006.

•	We successfully concluded our relationship with UCB and reacquired all rights to our allergy program. We are pleased with this outcome, which allows us to pursue other commercial opportunities for this program.

•	Plans are on track to initiate the pivotal Phase 3 trial for our HBV vaccine around the middle of 2005. We also made progress in solidifying our market entry and commercialization plans for this product.

•	Consistent with our decision to focus clinical and financial resources on our two lead programs in ragweed allergy and hepatitis B prophylaxis, anticipated additional clinical trials in asthma will be postponed. We will, however, perform additional preclinical work to optimize the route of administration and regimen for the asthma clinical program.

Outlook for 2005

The following statements are forward-looking and are based on current expectations. Actual results may differ materially. Except as expressly set forth below, these statements do not include the potential impact of any equity offerings, business collaborations or other transactions that may be closed or entered into after March 31, 2005.

We continue to anticipate that our cash, cash equivalents and marketable securities should be in the range of $30 million to $33 million at the end of 2005.

We continue to anticipate that operating expenses for 2005, excluding non-cash stock-based compensation, should be in the range of $39 million to $43 million, driven primarily by the increase in clinical development activities related to our supportive Phase 3 AIC trial in ragweed allergic children and our Phase 3 hepatitis B vaccine trial, anticipated to start around mid-year 2005.

We are revising our revenue outlook for 2005 to reflect the impact of ending the relationship with UCB, in particular, the one-time non-cash increase in the first quarter of previously deferred revenue. We now anticipate that revenue for 2005 will be approximately $14 million.

Dynavax will hold a conference call to discuss first quarter 2005 financial results today at 5:00 p.m. Eastern. Interested parties may listen to the webcast live at http://www.dynavax.com by clicking on the webcast tab under the heading “Investors.” The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at http://www.fulldisclosure.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents, at http://www.streetevents.com. A telephonic replay will be available through May 5, 2005 by dialing 877-471-6581, access code: 189952. International callers can dial 402-970-2661, access code: 189952.

About Dynavax

Dynavax Technologies Corporation discovers, develops, and intends to commercialize innovative products to treat and prevent allergies, infectious diseases, and chronic inflammatory diseases using versatile, proprietary approaches that alter immune system responses in highly specific ways. Our clinical development programs are based on immunostimulatory sequences, or ISS, which are short DNA sequences that enhance the ability of the immune system to fight disease and control chronic inflammation. Dynavax’s pipeline includes: a ragweed allergy immunotherapeutic, currently in a large-scale Phase 2/3 clinical trial, and in a Phase 3 clinical trial in ragweed allergic children; a hepatitis B vaccine that is currently in a Phase 2/3 clinical trial; and an asthma immunotherapeutic that has shown preliminary safety and pharmacology in a Phase 2a clinical trial.

Dynavax cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements, including without limitation all statements related to plans to advance its clinical programs in ragweed allergy and hepatitis B, and demonstrate the potential of its ISS technology. Words such as “believes,” “anticipates,” “plans,” “expects,” “intend,” “will,” ”slated,” “goal” and similar expressions are intended to identify forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Dynavax that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Dynavax’s business including, without limitation, risks relating to: the progress and timing of its anticipated Phase 3 clinical trials in ragweed allergy and hepatitis B; difficulties or delays in developing, testing, obtaining regulatory approval of, producing and marketing its products; the scope and validity of patent protection for its products; competition from other pharmaceutical or biotechnology companies; its ability to obtain additional financing to support its operations; its ability to maintain effective financial planning and internal controls; and other risks detailed in the “Risk Factors” section of Dynavax’s Annual Report on Form 10-K filed on March 18, 2005. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Dynavax undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.

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DYNAVAX TECHNOLOGIES CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2005	2004
Revenues:
Collaboration revenue	$12,199	$2,744
Grant revenue	499	461

Total revenues	12,698	3,205
Operating expenses:
Research and development (1)	5,655	5,271
General and administrative (2)	2,340	1,919

Total operating expenses	7,995	7,190

Income (loss) from operations	4,703	(3,985)
Interest income, net	367	119

Net income (loss)	$5,070	$(3,866)

Basic net income (loss) per share	$0.21	$(0.36)

Shares used to compute basic net income (loss) per share	24,722	10,847

Diluted net income (loss) per share	$0.20	$(0.36)

Shares used to compute diluted net income (loss) per share	24,837	10,847

(1)	Research and development expense includes non-cash stock-based compensation charges of $0.1 million and $0.4 million for the first quarter of 2005 and 2004, respectively.

(2)	General and administrative expense includes non-cash stock-based compensation charges of $0.2 million for the first quarter of 2005 and 2004.

DYNAVAX TECHNOLOGIES CORPORATION
SELECTED BALANCE SHEET DATA
(In thousands)
(Unaudited)

	March 31,	December 31,
	2005	2004
Cash, cash equivalents and marketable securities	$57,424	$65,844
Total assets	$71,250	$73,646
Total stockholders’ equity	$65,291	$59,876